Exhibit 99.1

Business Description of EXCO/HGI Partnership

On November 5, 2012, HGI Energy, our wholly owned subsidiary, signed definitive agreements with EXCO Resources, Inc., a publicly-traded independent oil and natural gas production company and EXCO Operating Company, LP, to create the EXCO/HGI Partnership. The EXCO/HGI Partnership will purchase and operate EXCO’s conventional oil and gas assets in West Texas, East Texas and North Louisiana.

Under the terms of the EXCO/HGI Purchase Agreement, and subject to the terms, conditions and purchase price adjustments set forth therein, the EXCO/HGI Partnership will acquire oil and gas assets from EXCO Parent for approximately $725 million of total consideration, subject to customary closing adjustments to reflect an effective date of July 1, 2012. The purchase by the EXCO/HGI Partnership will be funded with approximately $225 million of bank debt, $372.5 million in cash contributed from HGI and $127.5 million in oil and gas properties and related assets being contributed by EXCO Parent. In exchange for its cash investment, HGI will receive a 75% limited partnership interest in the EXCO/HGI Partnership and a 50% member interest in the General Partner of the EXCO/HGI Partnership. The General Partner will own a 2% interest in the EXCO/HGI Partnership, thus giving HGI directly and indirectly a net 74.5% total equity interest in the EXCO/HGI Partnership. In exchange for its asset contribution, EXCO Parent will receive approximately $597.5 million in cash proceeds as well as a 25% limited partner interest and a 50% member interest in the General Partner, for a net 25.5% total equity interest in the EXCO/HGI Partnership.

We expect that the EXCO/HGI Partnership will make quarterly distributions of available free cash flow after capital expenditures and debt service. Distributable cash, after an anticipated 30-50% dedication to debt service, will be distributed 2% to the General Partner and 98% to the limited partners until a specified distribution threshold is met, at which time the distributions above the threshold will be allocated 25% to the general partner and 75% to the limited partners. The EXCO/HGI Partnership has been structured with these incentive distribution rights to the General Partner to give EXCO Parent upside incentives to maintain efficient operations and to grow cash flows for the benefit of all partners of the EXCO/HGI Partnership.

The EXCO/HGI Partnership will produce and develop the contributed assets. Additionally, EXCO Parent and HGI intend to add incremental cash flow to the EXCO/HGI Partnership through the opportunistic acquisition of other mature, conventional oil and gas assets over time. EXCO will continue to operate the properties on a contract-basis and provide other related services pursuant to operating and administrative services agreements with the EXCO/HGI Partnership. The EXCO/HGI Partnership will be governed by its General Partner, which will have a Board of Directors consisting initially of two EXCO Parent directors and two HGI directors.

Description of the EXCO/HGI Partnership Properties

The Contributed Properties include EXCO Parent’s existing Cotton Valley assets in its Holly, Waskom, Danville and Vernon fields in East Texas and North Louisiana. These properties are located in Gregg, Harrison and Panola counties in Texas and Caddo, De Soto and Jackson parishes in Louisiana, and include all depths from the base of the Cotton Valley and above. The Contributed Properties will include the equity interests of Vernon Gathering LLC, which is an EXCO Parent subsidiary that owns a gas gathering system associated with the Vernon field.

The Contributed Properties will also include all of EXCO Parent’s rights (excluding all depths below the base of the Canyon Sand intervals) in its Canyon Sand field and certain other conventional assets in the Permian Basin of West Texas. These properties are located in Irion, Tom Green, Sterling and Dawson counties.

We expect that the Contributed Properties will have estimated proved reserves as discussed below, of which approximately 80% are proved developed producing with long-lived and predictable production profiles. Approximately 81% of these reserves are natural gas; approximately 9% of these reserves are oil; and approximately 10% of these reserves are natural gas liquids. The assets include more than 1,400 producing wells and approximately 124,000 net mineral leasehold acres, of which approximately 90% are held by production.

The table below shows selected characteristics of the Partnership Properties (as of the July 1, 2012 effective date).

	East Texas/ West Texas	North Louisiana	Total
Gross Acres	29,715	168,442	198,157
Net Acres	27,158	96,548	123,706
Gross Producing Wells	423	997	1,420
Daily Production:
Oil (Bbls/D)	1,464	250	1,714
Ngl (Bbls/D)	1,435	—	1,435
Natural Gas (Mcf/D)	7,038	74,182	81,220
Total Daily Production (Mcfe/D)	24,432	75,682	100,114
Proved Reserves (Mmcfe) (1)			456,464

(1)	As discussed further below, the estimated proved reserves attributable to the properties being contributed to the EXCO/HGI Partnership, using the unweighted average prices for the twelve months ended June 30, 2012 of $3.15 per Mmbtu of natural gas and $95.67 per Bbl of crude oil as required by Regulation S-X under the Securities Act, were 466,204 Mmcfe.

The above data is subject to change at or prior to closing, based on changes for title and environmental diligence, third party consents and preferential rights, and other closing conditions.

The EXCO/HGI Partnership’s interest in the leases comprising the Contributed Properties will generally be limited to certain shallow depths, and EXCO will retain the deep rights. To the extent that EXCO Parent has existing facilities that serve both the shallow rights contributed to the EXCO/HGI Partnership and the deep rights retained by EXCO Parent, the EXCO/HGI Partnership will have concurrent rights with EXCO Parent in such facilities, which will be subject to a Shared Use Agreement to be entered into between the EXCO/HGI Partnership and EXCO Parent at closing.

EXCO/HGI Partnership Oil and Natural Gas Reserves

The following table summarizes proved reserves of the Contributed Partnership as of July 1, 2012 (the “EXCO/HGI Partnership Properties”). This information was prepared in accordance with the rules and regulations of the SEC.

Oil (Mbbls)
Developed	4,691.261
Undeveloped	1,891.204
Total	6,582.465
Natural Gas (Mmcf)
Developed	357,530.098
Undeveloped	13,033.048
Total	370,563.146

Natural Gas Equivalent Reserves (Mmcfe)
Developed	414,719.512
Undeveloped	41,714.332
Total	456,463.844

These estimates were calculated in accordance with Regulation S-X of the Securities Act using unweighted average prices for the twelve months ended June 30, 2012 of $3.15 per Mmbtu of natural gas, $95.67 per Bbl of crude oil and $59.32 per Bbl of NGL. These estimated proved reserves were based on a report of Lee Keeling and Associates, Inc., an independent petroleum engineering firm located in Tulsa, Oklahoma (the “Reserve Engineer”). EXCO’s internal technical employees responsible for reserve estimates and interaction with this independent engineer include corporate officers with petroleum and other engineering degrees, professional certifications and industry experience similar to those of the Reserve Engineer.

Estimates of oil and natural gas reserves are projections based on a process involving an independent third party engineering firm’s extensive visits, collection of any and all required geological, geophysical, engineering and economic data, and such firm’s complete external preparation of all required estimates and are forward-looking in nature. These reports rely on various assumptions, including definitions and economic assumptions required by the SEC, which include the use of constant oil and natural gas pricing, use of current and constant operating costs and current capital costs. We have also made assumptions relating to availability of funds and timing of capital expenditures for development of the EXCO/HGI Partnership Properties’ proved undeveloped reserves based on EXCO’s current planned drilling program for the EXCO/HGI Partnership Properties as discussed and reviewed with Harbinger. The actual drilling program for the EXCO/HGI Partnership remains subject to final review and agreement between EXCO and Harbinger. These reports should not be construed as the current market value of our proved reserves. The process of estimating oil and natural gas reserves is also dependent on geological, engineering and economic data for each reservoir. Because of the uncertainties inherent in the interpretation of this data, we cannot ensure that the reserves will ultimately be realized. The actual results of the EXCO/HGI Partnership Properties could differ materially.

The Reserve Engineer also examined our estimates with respect to reserve categorization, using the definitions for proved reserves set forth in SEC Regulation S-X Rule 4-10(a) and SEC staff interpretations and guidance. In preparing an estimate of our proved reserves attributable to the Partnership Properties, the Reserve Engineer did not independently verify the accuracy and completeness of information and data furnished by EXCO or us with respect to ownership interests, oil and natural gas production, well test data, historical costs of operation and development, product prices, or any agreements relating to current and future operations of the properties and sales of production. However, if in the course of the examination something came to the attention of the Reserve Engineer which brought into question the validity or sufficiency of any such information or data, the Reserve Engineer did not rely on such information or data until they had satisfactorily resolved their questions relating thereto or had independently verified such information or data. The Reserve Engineer determined that their estimates of proved reserves conform to the guidelines of the SEC, including the criteria of “reasonable certainty,” as it pertains to expectations about the recoverability of proved reserves in future years, under existing economic and operating conditions, consistent with the definition in Rule 4-10(a)(24) of SEC Regulation S-X.

Risks Related to EXCO/HGI Partnership

The consummation of the acquisition of the EXCO/HGI Partnership is subject to certain conditions, some of which are out of our control; failure to close the acquisition of the EXCO/HGI Partnership could, under certain circumstances, result in payment of a termination fee to EXCO Parent.

The closing of the acquisition of the EXCO/HGI Partnership is subject to certain conditions some of which are out of our control including, among others, obtaining required regulatory approvals, obtaining certain third party consents and other customary closing conditions. In addition, under the EXCO/HGI Purchase Agreement, each of EXCO and HGI Energy may terminate the EXCO/HGI Purchase Agreement in the event that the adjustments to the aggregate value of the Contributed Properties resulting from title defects, environmental defects or the failure to obtain required third party consents, waivers of applicable preferential purchase rights or waivers of maintenance of uniform interest provisions exceed $70 million. There is no guarantee that these conditions will be satisfied, or that the acquisition of the EXCO/HGI Partnership will not be delayed or will occur on terms materially different than those expected, including, as a result of title and environmental diligence of properties to be acquired, commodity price risks, drilling and production risks, risks related to transaction financing plans and reserve estimates and values and potential reserves and production levels.

EXCO Parent has certain termination rights under the EXCO/HGI Purchase Agreement that, if exercised by EXCO Parent (subject to the satisfaction of certain specified requirements in the EXCO/HGI Purchase Agreement), may result in the payment by HGI Energy to EXCO Parent of a termination fee of $60 million. Upon the satisfaction of certain conditions, HGI has guaranteed the obligation of HGI Energy to pay such termination fee to EXCO Parent.

Fluctuations in oil and natural gas prices, which have been volatile at times, may adversely affect the revenues of the EXCO/HGI Partnership as well as its ability to secure an adequate borrowing capacity, repay indebtedness and obtain additional capital on attractive terms.

The future financial condition, access to capital, cash flow and results of operations of the EXCO/HGI Partnership will depend upon the prices it receives for its oil and natural gas. The EXCO/HGI Partnership will be particularly dependent on prices for natural gas because a large portion of the proved reserves attributable to the properties being contributed to the EXCO/HGI Partnership are natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond the control of the EXCO/HGI Partnership. Factors that affect the prices the EXCO/HGI Partnership will receive for its oil and natural gas include:

•	supply and demand for oil and natural gas and expectations regarding supply and demand;

•	the level of domestic production;

•	the availability of imported oil and natural gas;

•

political and economic conditions and events in foreign oil and natural gas producing nations, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the cost and availability of transportation and pipeline systems with adequate capacity;

•	the cost and availability of other competitive fuels;

•	fluctuating and seasonal demand for oil, natural gas and refined products;

•	concerns about climate change or other conservation initiatives and the extent of governmental price controls and regulation of production;

•	regional price differentials and quality differentials of oil and natural gas;

•	the availability of refining capacity;

•	technological advances affecting oil and natural gas production and consumption;

•	weather conditions and natural disasters;

•	foreign and domestic government relations; and

•	overall economic conditions.

In the past, including during the last five years, prices of oil and natural gas have been extremely volatile, and we expect this volatility to continue. The revenues, cash flow and profitability of the EXCO/HGI Partnership and its ability to secure an adequate borrowing capacity, repay indebtedness and obtain additional capital on attractive terms will depend substantially upon oil and natural gas prices.

Changes in the differential between NYMEX or other benchmark prices of oil and natural gas and the reference or regional index price used to price the EXCO/HGI Partnership’s actual oil and natural gas sales could have a material adverse effect on the results of operations and financial condition of the EXCO/HGI Partnership.

The reference or regional index prices that EXCO has historically used, and that the EXCO/HGI Partnership is expected to use, to price the EXCO/HGI Partnership’s oil and natural gas sales sometimes reflect a discount to the relevant benchmark prices, such as NYMEX. The difference between the benchmark price and the price references in a sales contract is called a differential. We cannot accurately predict oil and natural gas differentials. Changes in differentials between the benchmark price for oil and natural gas and the reference or regional index price references in the EXCO/HGI Partnership’s sales contracts could have a material adverse effect on the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

There are risks associated with the EXCO/HGI Partnership’s drilling activity that could impact the results of our operations.

Drilling involves numerous risks, including the risk that the EXCO/HGI Partnership will not encounter commercially productive oil or natural gas reservoirs. The EXCO/HGI Partnership is expected to incur significant expenditures to identify and acquire properties and to drill and complete wells. Additionally, seismic and other technology will not allow the EXCO/HGI Partnership to know conclusively prior to drilling a well that oil or natural gas is present or economically producible. The costs of drilling and completing wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. EXCO has historically experienced, and the EXCO/HGI Partnership may in the future experience, some delays in contracting for drilling rigs, and obtaining fracture stimulation crews and materials, which result in increasing costs to drill wells. All of these risks could adversely affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

Increased drilling in the shale formations may cause pipeline and gathering system capacity constraints that may limit the EXCO/HGI Partnership’s ability to sell natural gas and/or receive market prices for its natural gas.

The Haynesville/Bossier shale wells being retained by EXCO Parent have generally reported very high initial production rates. If drilling in the Haynesville/Bossier shale continues to be successful, the amount of natural gas being produced in the area from these new wells, as well as natural gas produced from other existing wells, may exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available. If this occurs, it will be necessary for new interstate and intrastate pipelines and gathering systems to be built.

Because of the current economic climate, certain planned pipeline projects for the Haynesville/Bossier shale areas may not occur because the prospective owners of these pipelines may be unable to secure the necessary financing. In addition, capital constraints could limit the EXCO/HGI Partnership’s ability to build intrastate gathering systems necessary to transport its natural gas to interstate pipelines. In such event, this could result in wells being shut in awaiting a pipeline connection or capacity and/or natural gas being sold at much lower prices than those quoted on NYMEX or than we currently project, which would adversely affect the EXCO/HGI Partnership’s results of operations.

The General Partner will not have any of its own employees, but instead will have employees supplied by EXCO Parent, either dedicated to the needs of the EXCO/HGI Partnership or shared with EXCO Parent to supply competent, knowledgeable and competitive employees, including members of management, for the success of the EXCO/HGI Partnership.

Pursuant to the terms of the joint venture transaction, EXCO will supply to the General Partner of the EXCO/HGI Partnership certain employees that will be dedicated to the needs of the EXCO/HGI Partnership, and will also share certain employees with the EXCO/HGI Partnership to fill other needs. The General Partner, therefore, will not employ any of its own personnel. While HGI Energy will participate in the decision-making of the EXCO/HGI Partnership as members of the board of directors of the General Partner and have certain rights regarding dedicated and shared employees who perform services for the EXCO/HGI Partnership, it will rely to an extent on the decisions of EXCO Parent’s employees, including those of management, for the day-to-day operations of the EXCO/HGI Partnership. EXCO Parent’s failure to provide competent and competitive employees, including members of management, could adversely affect the business, cash flows, financial performance and results of operations of the EXCO/HGI Partnership.

In addition, the EXCO/HGI Partnership will engage EXCO Parent as operator of substantially all of the properties it owns. In the event that EXCO Parent terminates its operating agreements with the EXCO/HGI Partnership, or otherwise resigns as operator, either HGI Energy or the EXCO/HGI Partnership may incur additional expense engaging and transitioning employees for the EXCO/HGI Partnership to replace those provided by EXCO, which additional expense could have an adverse affect the business, cash flows or financial performance of the EXCO/HGI Partnership.

Our failure to resolve any material disagreements with EXCO relating to the EXCO/HGI Partnership could have a material adverse effect on the success of the operations, financial condition and results of operations of the EXCO/HGI Partnership.

Each of EXCO Parent and HGI Energy will have an initial 50% interest in the General Partner of the EXCO/HGI Partnership. In addition, EXCO Parent will serve as operator of the oil and gas properties being contributed to the EXCO/HGI Partnership. We will depend on EXCO Parent in many ways for the success of the EXCO/HGI Partnership, such as for performance of its duties as a prudent operator or to make agreed payments of substantial carried costs pertaining to the EXCO/HGI Partnership and its share of capital and other costs of the EXCO/HGI Partnership. EXCO Parent’s performance of these obligations or the ability of EXCO Parent to meet its obligations under these arrangements is outside our control. If EXCO Parent does not meet or satisfy its obligations under the operating and other service agreements with the EXCO/HGI Partnership, the performance and success of the EXCO/HGI Partnership, and its value to us, may be adversely affected. If EXCO Parent, or any future joint venture partner (if any), is unable to meet its obligations, the EXCO/HGI Partnership may be forced to undertake the obligations itself and/or incur additional expenses and delays in order to have some other party perform such obligations. In such cases we may also be required to enforce our rights, which may cause disputes among our joint venture partner and us. If any of these events occur, they may adversely impact us, the EXCO/HGI Partnership, and its or our financial performance and results of operations.

As with any joint venture transaction, the EXCO/HGI Partnership arrangement may involve risks not otherwise present when exploring and developing properties independently, including, for example:

•

EXCO Parent may share certain approval rights over major decisions, which may result in a failure to mutually agree to take action, delays and related additional expenses, and decisions and actions that are taken to obtain mutual consent that are sub-optimal for the EXCO/HGI Partnership or HGI Energy;

•

disputes between us and EXCO Parent may result in litigation or arbitration that would increase expenses, delay or terminate projects and prevent the officers and directors of the General Partner of the EXCO/HGI Partnership from focusing their time and effort on its business;

•

the possibility that EXCO Parent might become insolvent or bankrupt, which may result in its removal from the joint venture or failure to perform and may result in HGI Energy having to pay EXCO Parent’s share of joint venture liabilities in order to operate the EXCO/HGI Partnership;

•	the possibility that the EXCO/HGI Partnership may incur liabilities as a result of an action taken by EXCO Parent, which would reduce the value of our interests in the EXCO/HGI Partnership;

•

that under certain circumstances, neither EXCO Parent nor us has the power to control the EXCO/HGI Partnership, and an impasse could be reached which might have a negative influence on our investment in the joint venture; and

•

EXCO Parent may decide to sell its interest in the EXCO/HGI Partnership or resign as operator of the EXCO/HGI Partnership and we may be unable to, or be unable to timely, replace EXCO Parent or raise the necessary financing to purchase EXCO’s interest.

The failure to resolve disagreements with EXCO Parent could adversely affect the business of the EXCO/HGI Partnership, which would in turn negatively affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition. See Risk Factors—Risks Related to HGI—“Our participation in any future joint investment could be adversely affected by our lack of sole decision-making authority, our reliance on a partner’s financial condition and disputes between us and our partners.”

In connection with the closing of the EXCO/HGI Partnership, the EXCO/HGI Partnership will incur a substantial amount of indebtedness, which may adversely affect its cash flow and ability to operate its business, remain in compliance with debt covenants and make payments on its debt and distributions to us.

Pursuant to the EXCO/HGI Purchase Agreement, at the closing, the EXCO/HGI Partnership is expected to enter into a credit agreement and incur $225.0 million of indebtedness (as adjusted according to the EXCO/HGI Purchase Agreement). To service its indebtedness, the EXCO/HGI Partnership will be required to generate a significant amount of cash. The EXCO/HGI Partnership’s ability to generate cash depends on many factors beyond its control, and any failure to meet its debt obligations could harm its business, financial condition and results of operations. In particular, the EXCO/HGI Partnership’s reserves, borrowing base, production and cash flows can be negatively impacted by declines in natural gas prices. If the EXCO/HGI Partnership’s operating cash flow and other capital resources are insufficient to fund its debt obligations, it may be forced to sell assets, seek additional equity or debt capital or restructure its debt. These remedies may not be available on commercially reasonable terms, or at all. In addition, such credit agreement may contain covenants imposing operating and financial restrictions on the EXCO/HGI Partnership’s business and require the satisfaction of certain financial tests.

The EXCO/HGI Partnership may be unable to acquire or develop additional reserves, which would reduce its revenues and access to capital.

The long-term success of the EXCO/HGI Partnership will depend upon its ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Pursuant to the transaction agreements, upon consummation of the transaction, the EXCO/HGI Partnership will be granted rights of first refusal to certain oil and gas acquisitions or dispositions planned by either us or EXCO Parent. However, such rights terminate after a change of control of either party, if EXCO no longer serves as operator of the EXCO/HGI Partnership assets, or if either party disposes of its interest in the EXCO/HGI Partnership. Additional factors that may hinder the EXCO/HGI Partnership’s ability to acquire or develop additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number and attractiveness of properties for sale. If the EXCO/HGI Partnership is unable to conduct successful development activities or acquire properties containing proved reserves, its total proved reserves will generally decline as a result of production. Also, its production will generally decline. In addition, if the EXCO/HGI Partnership’s reserves and production decline, then the amount it will be able to borrow under its credit agreement will also decline. The EXCO/HGI Partnership may be unable to locate additional reserves, drill economically productive wells or acquire properties containing proved reserves.

Development and exploration drilling and strategic acquisitions are the main methods of replacing reserves. However, development and exploration drilling operations may not result in any increases in reserves for various reasons. The EXCO/HGI Partnership’s future oil and natural gas production depends on its success in finding or acquiring additional reserves. If it fails to replace reserves through drilling or acquisitions, its level of production and cash flows will be adversely affected.

The EXCO/HGI Partnership may not identify all risks associated with the acquisition of oil and natural gas properties, and any indemnifications it receives from sellers may be insufficient to protect it from such risks, which may result in unexpected liabilities and costs to it.

It is expected that the EXCO/HGI Partnership will acquire additional oil and natural gas properties in the pursuit of its business strategy. Any future acquisitions will require an assessment of recoverable reserves, title, future oil and natural gas prices, operating costs, potential environmental risks and liabilities, potential tax and Employee Retirement Income Security Act, or ERISA, liabilities, and other liabilities and other similar factors. As is common in the industry and depending on the size of the acquisition, it may not be feasible for the EXCO/HGI Partnership to review in detail every individual property involved in an acquisition. For example, for larger acquisitions, the review efforts of the EXCO/HGI Partnership may be focused on the higher-valued properties. Even a detailed review of properties and records may not reveal material existing or potential issues or provide the EXCO/HGI Partnership with sufficient information to assess fully their deficiencies and capabilities. Such issues, including deficiencies in the mechanical integrity of equipment or environmental conditions, may require significant remedial expenditures and could result in material liabilities and costs that negatively impact the EXCO/HGI Partnership’s results of operations, cash flow and financial condition.

Even if we or the EXCO/HGI Partnership are able to identify such issues with an acquisition, the seller may be unwilling or unable to provide effective contractual protection or indemnity against all or part of these problems. Even if a seller agrees to provide indemnity, the indemnity may not be fully enforceable and may be limited by floors and caps on such indemnity.

The EXCO/HGI Partnership may not correctly evaluate reserve data or the exploitation potential of properties as it engages in its acquisition, exploration, development and exploitation activities.

The future success of the EXCO/HGI Partnership will depend on the success of its acquisition, exploration, development and exploitation activities. The EXCO/HGI Partnership’s decisions to purchase, explore, develop or otherwise exploit properties or prospects will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations, which could significantly reduce the EXCO/HGI Partnership’s ability to generate cash needed to service its debt, to fund its capital program and other working capital requirements and to pay distributions to us.

The EXCO/HGI Partnership may encounter obstacles to marketing its oil and natural gas, which could adversely impact its revenues.

The EXCO/HGI Partnership is expected to enter into an agreement pursuant to which EXCO will market and sell the EXCO/HGI Partnership’s oil and natural gas. The effective marketing and sale of the EXCO/HGI Partnership’s oil and natural gas production will depend upon the availability and capacity of natural gas gathering systems, pipelines and other transportation facilities. The EXCO/HGI Partnership will be primarily dependent upon third parties, including an affiliate of EXCO Parent, to transport its products. Transportation space on the gathering systems and pipelines to be used for the EXCO/HGI Partnership’s oil and natural gas is occasionally limited or unavailable due to repairs, outages caused by accidents or other events, or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. Historically, EXCO Parent has experienced production curtailments in East Texas/North Louisiana resulting from capacity restraints, offsetting fracturing stimulation operations and short term shutdowns of certain pipelines that the EXCO/HGI Partnership will acquire for maintenance purposes. As a result, EXCO Parent has begun to shut in production on adjacent wells when conducting completion operations. Due to the high production capabilities of these wells, these volumes can be significant. In addition, the EXCO/HGI Partnership’s access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond the EXCO/HGI Partnership’s control. If market factors dramatically change, the impact on the EXCO/HGI Partnership’s revenues could be substantial and could adversely affect its ability to produce and market oil and natural gas, which would negatively impact the EXCO/HGI Partnership’s results of operation, cash flows and financial condition.

The EXCO/HGI Partnership cannot control the development of the properties it will own but which EXCO does not operate, which may adversely affect its production, revenues and results of operations.

All of the wells being contributed to the EXCO/HGI Partnership will be operated by either EXCO Parent pursuant to contract operating agreements, or by third parties other than EXCO Parent. As a result, the success and timing of the EXCO/HGI Partnership’s drilling and development activities on its properties, particularly those operated by third parties, will depend upon a number of factors outside of the EXCO/HGI Partnership’s control, including:

•	the timing and amount of capital expenditures;

•	the operators’ expertise and financial resources;

•	the approval of other participants in drilling wells; and

•	the selection of suitable technology.

While the timing and amount of capital expenditures on properties operated by EXCO will remain subject in part to approval by the General Partner and the budget of the EXCO/HGI Partnership, such expenditures and budget will also remain subject to approvals by EXCO Parent in accordance with our partnership agreements. If drilling and development activities are not conducted on these properties or are not conducted on a timely basis, the EXCO/HGI Partnership may be unable to increase its production, offset normal production declines or may lose production leases due to non-production, which may adversely affect its production, revenues and results of operations.

The EXCO/HGI Partnership’s estimates of oil and natural gas reserves will involve inherent uncertainty, which could materially affect the quantity and value of its reported reserves, its financial condition and the value of our interest therein.

Numerous uncertainties are inherent in estimating quantities of proved oil and natural gas reserves, including many factors beyond our control. This offering circular contains estimates of the proved oil and natural gas reserves attributable to the properties being acquired by the EXCO/HGI Partnership. These estimates are based upon reports of independent petroleum engineers and information provided by EXCO. These reports rely upon various assumptions, including assumptions required by the SEC as to oil and natural gas prices, drilling and operating expenses, capital expenditures, ad valorem and state severance taxes and availability of funds. These estimates should not be construed as the current market value of the EXCO/HGI Partnership’s estimated proved reserves. The process of estimating oil and natural gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, the estimates are inherently imprecise evaluations of reserve quantities and future net revenue. The actual future production, revenues, taxes, development expenditures, operating expenses and quantities of the EXCO/HGI Partnership’s recoverable oil and natural gas reserves may vary substantially from those we have assumed in the estimates. Any significant variance in our assumptions could materially affect the quantity and value of reserves, or the amount of PV-10 and Standardized Measure of the reserves, and the EXCO/HGI Partnership’s financial condition. In addition, the EXCO/HGI Partnership’s reserves, the amount of PV-10 and Standardized Measure, may be revised downward or upward based upon production history, results of future exploitation and development activities, prevailing oil and natural gas prices and other factors. A material decline in prices paid for the EXCO/HGI Partnership’s production can adversely impact the estimated volumes and values of its reserves. Similarly, a decline in market prices for oil or natural gas may adversely affect its PV-10 and Standardized Measure. Any of these negative effects on the EXCO/HGI Partnership’s reserves or PV-10 and Standardized Measure may decrease the value of our interest in the EXCO/HGI Partnership or its ability to pay distributions to us.

The EXCO/HGI Partnership will be exposed to operating hazards and uninsured risks that could adversely impact its results of operations and cash flow.

The EXCO/HGI Partnership’s operations will be subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fires, explosions and blowouts;

•	pipe failures;

•	abnormally pressured formations; and

•

environmental accidents such as spills, leaks, ruptures or discharges of natural gas, natural gas liquids, oil, process water, well fluids or other hazardous substances into the environment (including impacts to groundwater).

These events may result in substantial losses to the EXCO/HGI Partnership from:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	environmental clean-up responsibilities;

•	regulatory investigation;

•	penalties and suspension of operations; or

•	attorneys’ fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in the oil and gas production industry, the EXCO/HGI Partnership is expected to be insured against some, but not all, of these risks. Such insurance may not be adequate to cover these potential losses or liabilities. Furthermore, insurance coverage may not continue to be available at commercially acceptable premium levels or at all. Due to cost considerations, from time to time the EXCO/HGI Partnership may decline to obtain coverage for certain losses and liabilities, including drilling activities. Losses and liabilities arising from uninsured or under-insured events could require the EXCO/HGI Partnership to make large unbudgeted cash expenditures that could adversely impact its results of operations, cash flow and financial condition.

The EXCO/HGI Partnership will be subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting its operations.

The EXCO/HGI Partnership’s oil and natural gas development and production operations will be subject to complex and stringent laws and regulations. In order to conduct its operations in compliance with these laws and regulations, it must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. The EXCO/HGI Partnership may incur substantial costs in order to comply with these existing laws and regulations. In addition, such costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to the EXCO/HGI Partnership’s operations.

The EXCO/HGI Partnership’s business will be subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and the production and sale of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

President Obama’s proposed fiscal year 2011, fiscal year 2012 and fiscal year 2013 Budgets included proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies such as the EXCO/HGI Partnership. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the manufacturing deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

Climate change regulations could result in increased operating costs and reduced demand for the EXCO/HGI Partnership’s oil and natural gas production.

GHGs, including carbon dioxide, a product of the combustion of natural gas, and methane, a primary component of natural gas, may be contributing to the warming of the Earth’s atmosphere, resulting in climatic changes. Federal, state and regional initiatives to reduce GHG emissions may adversely affect the EXCO/HGI Partnership’s operations. For example, the EPA’s so-called GHG tailoring rule imposes federal prevention of significant deterioration (PSD) permit requirements for new sources and modifications, and Title V operating permits for all sources, that have the potential to emit specific quantities of GHGs. Such permitting requirements could require the EXCO/HGI Partnership to install controls or implement other measures to reduce GHG emissions from new or modified sources. In addition, the EPA requires certain petroleum and natural gas sources to monitor, document and annually report their GHG emissions. These existing requirements, or any future GHG laws, regulations or permit requirements, could result in increased compliance costs or reduced demand for the EXCO/HGI Partnership’s oil and gas production, which could negatively affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

The EXCO/HGI Partnership is subject to extensive environmental regulation, which could result in substantial liabilities and expenditures.

The EXCO/HGI Partnership is subject to numerous federal, state and local laws, regulations and permit requirements relating to the protection of the environment, including those governing the discharge of materials into the water and air, the generation, management and disposal of petroleum products, process water, well fluids and hazardous substances and wastes and the remediation of contamination. Pursuant to such requirements, the EXCO/HGI Partnership could incur material costs and be subject to clean-up costs, fines and civil and criminal sanctions and third-party claims for property damage, natural resources damage and personal injury. Such requirements not only expose the EXCO/HGI Partnership to liability for its own activities, but may also expose it to liability for the conduct of others or for actions by the EXCO/HGI Partnership that were in compliance with all applicable laws at the time those actions were taken.

In addition, the EXCO/HGI Partnership could incur substantial expenditures to comply with current or future environmental laws, regulations and permits. Such environmental requirements have grown more stringent over time. For example, federal and state regulators have become increasingly focused on air emissions associated with the oil and gas industry. On August 16, 2012, the EPA published a rule that subjects oil and gas operations to new and amended requirements under both the New Source Performance Standards and National Emission Standards for Hazardous Air Pollutants programs of the Clean Air Act (“CAA”). Among other things, the revised requirements imposed emission reduction measures on natural gas processing plants and other oil and gas operations, added reduced emission completion standards applicable to hydraulically fractured gas wells and established maximum achievable control technology standards for certain glycol dehydrators and storage vessels. These requirements will result in increased operating and compliance costs and increased regulatory burdens.

The liabilities and expenditures of the EXCO/HGI Partnership relating to environmental matters could have a material adverse effect on the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

The EXCO/HGI Partnership may experience a financial loss if any of its significant customers fail to pay it for its oil or natural gas.

The EXCO/HGI Partnership’s ability to collect the proceeds from the sale of oil and natural gas from its customers will depend on the payment ability of its customer base, which includes several significant customers. If any one or more of its significant customers fails to pay it for any reason, the EXCO/HGI Partnership could experience a material loss. In addition, in recent years, it has become more difficult for oil and gas producers to maintain and grow a customer base of creditworthy customers because a number of energy marketing and trading companies have discontinued their marketing and trading operations, which has significantly reduced the number of potential purchasers for oil and natural gas production. As a result, the EXCO/HGI Partnership may experience a material loss as a result of the failure of its customers to pay it for prior purchases of its oil or natural gas.

Competition in the EXCO/HGI Partnership’s industry is intense and it may be unable to compete in acquiring properties, contracting for drilling equipment and hiring experienced personnel.

The oil and natural gas industry is highly competitive. We anticipate that the EXCO/HGI Partnership will encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources and headcount substantially larger than the EXCO/HGI Partnership’s. As a result, the EXCO/HGI Partnership’s competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than the EXCO/HGI Partnership’s financial or personnel resources will permit. The oil and natural gas industry has periodically experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant expense/cost increases. The EXCO/HGI Partnership may experience difficulties in obtaining drilling rigs and other services in certain areas as well as an increase in the cost for these services and related material and equipment. We are unable to predict when, or if, such shortages may again occur or how such shortages and price increases will affect the EXCO/HGI Partnership’s development and exploitation program. Although EXCO Parent will provide certain operating and administrative services to us, competition has also been strong in hiring experienced personnel, particularly in petroleum engineering, geoscience, accounting and financial reporting, tax and land professions. In addition, competition is strong for attractive oil and natural gas producing properties, oil and natural gas companies, and undeveloped leases and drilling rights. The EXCO/HGI Partnership may be outbid by competitors in its attempts to acquire properties or companies. All of these challenges could make it more difficult to execute the EXCO/HGI Partnership’s growth strategy.

If pipelines or other facilities interconnected to the EXCO/HGI Partnership’s gathering and transportation pipelines become unavailable to transport or process natural gas, the EXCO/HGI Partnership’s revenues and cash flow could be adversely affected.

The EXCO/HGI Partnership is expected to contract with TGGT Holdings, LLC (“TGGT”), an affiliate of EXCO Parent and another third party, and other third parties to obtain access to pipelines and other facilities for the gathering and transportation of its oil and natural gas. Much of the natural gas transported by the EXCO/HGI Partnership’s pipelines must be treated or processed before delivery into a pipeline for natural gas. If the processing and treating plants to which the EXCO/HGI Partnership delivers natural gas were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines, reduced operating pressures, lack of capacity or other causes, the EXCO/HGI Partnership’s customers would be unable to deliver natural gas to end markets. For example, in the second quarter of 2011, we understand that an incident occurred at a TGGT amine treating facility in northwest Red River Parish, Louisiana resulting in an immediate shut-down of the facility. If any similar events occur, they could materially and adversely affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

The EXCO/HGI Partnership will operate in a litigious environment.

The EXCO/HGI Partnership will operate in a litigious environment in which any constituent could bring suit regarding existing or planned operations of the EXCO/HGI Partnership or allege a violation of an existing contract or applicable law. Any such action could delay when planned operations can actually commence or could cause a halt to existing production until such alleged violations are resolved by the courts. Not only could the EXCO/HGI Partnership incur significant legal and support expenses in defending its rights, but halting existing production or delaying planned operations could impact its future operations and financial condition. Such legal disputes can also distract management and other personnel from their primary responsibilities.

The EXCO/HGI Partnership’s business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

As an oil and natural gas producer, the EXCO/HGI Partnership will face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of the EXCO/HGI Partnership’s or EXCO Parent’s management and other personnel; threats to the security of the EXCO/HGI Partnership’s facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts. Although the EXCO/HGI Partnership plans to utilize various procedures and controls to monitor these threats and mitigate its exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to the EXCO/HGI Partnership’s operations and could have a material adverse effect on its reputation, financial position, results of operations, or cash flows. Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. These events could damage the EXCO/HGI Partnership’s reputation and lead to financial losses from remedial actions, loss of business or potential liability.